Exhibit (h)(iv)(g)

AMENDMENT NO. 7

to the

FEE WAIVER AND EXPENSE PAYMENT REIMBURSEMENT AGREEMENT

This Amendment is made as of May 13, 2011 to the Fee Waiver and Expense Payment Reimbursement Agreement dated August 14, 2007 (“Agreement”), as amended, between Munder Series Trust (“MST”) and Munder Capital Management (“MCM”).

WHEREAS, effective upon the completion of the reorganization of the Veracity Small Cap Value Fund with and into the Munder Small-Cap Value Fund MCM agreed to pay certain Fund expenses and/or waive certain Service Agreement fees of the Fund; and

WHEREAS, MST and MCM desire to amend the Agreement to include the Munder Veracity Small-Cap Value Fund.

NOW THEREFORE, in consideration of the promises contained herein, MST and MCM agree to amend the Agreement as follows:

1.               Schedule A of the Agreement is hereby replaced with the attached Schedule A dated May 13, 2011.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the date first set forth above.

MUNDER SERIES TRUST

By:	/s/ Stephen J. Shenkenberg
Stephen J. Shenkenberg
Vice President, Secretary & CCO

MUNDER CAPITAL MANAGEMENT

By:	/s/ Peter K. Hoglund
Peter K. Hoglund
Managing Director, Chief Financial Officer

Dated:  May 13, 2011

Schedule A

to the

Fee Waiver & Expense Payment Reimbursement Agreement

Funds

Munder Integrity Mid-Cap Value Fund

Munder Integrity Small/Mid-Cap Value Fund

Munder International Fund-Core Equity

Munder International Small-Cap Fund

Munder Veracity Small-Cap Value Fund